Exhibit 4.141 - Letter of Indemnification dated July 10, 2013, by Reynolds Group Holdings Limited for the benefit and in favour of the Indemnitees defined therein (Austria - SIG)

Letter of Indemnification

Dated 10 July 2013

Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Austria - SIG)

Contents
Clause    Page
1.    Definitions    2

2.    Indemnification    2
3.    Limitations on Indemnification    2
4.    Indemnification Procedure    3
5.    Severability    3
6.    Governing Law and Jurisdiction    3
7.    Amendments    4
8.    Continuation of Agreement    4
Schedule
1.    Part A: Austrian Obligor    6
2.    Part B: List of Indemnitees    7

THIS LETTER OF INDEMNIFICATION is made on 10 July 2013
BY:
Reynolds Group Holdings Limited (registered in New Zealand whose registered office is at c/- Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand) (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND

A.
As part of the Reynolds group of companies (the “Reynolds Group”), each Austrian Obligor (as defined below) is a borrower, guarantor and/or a security provider (as relevant) in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”).

B.
Furthermore, certain of the Austrian Obligors may be required to take certain steps as may be necessary or desirable to effect other acquisitions, dispositions, financings, refinancings or corporate restructurings in connection with any future acquisition, disposition, financing, corporate restructuring or any other transaction entered into by members of the Reynolds Group, including, without limitation, by way of entry into any acquisition agreement, indenture, credit or other financing agreement, intercreditor agreement, guarantee, security document, purchase agreement, registration rights agreement or any other document, or any joinder to, or amendment or affirmation of, such document (each such transaction, a “Prospective Transaction”, and collectively, the “Prospective Transactions”),

(The Existing Financing Arrangements together with the Prospective Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”.).

F.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.
It is the intention of RGHL that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.

IT IS AGREED as follows:

1.	Definitions
“Austrian Obligor” means each company listed in Part A to the Schedule to this Letter of Indemnification.
“Director” means any managing director (Geschäftsführer) or supervisory board member (Aufsichtsratsinitglied) of an Austrian Obligor.
“Indemnitee” means each Director listed in Part B of the Schedule to this Letter of Indemnification and, after the date of this Letter of Indemnification, any person serving as or elected to or appointed to serve as a Director of an Austrian Obligor.
“Indemnitee Company” means, in relation to an Indemnitee, any Austrian Obligor of which an Indemnitee is a Director.

2.	Indemnification
Subject to an Indemnitee complying with the procedures of clause 4 below, RGHL shall upon first demand indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of an Indemnitee Company in his or her capacity as a Director of the Indemnitee Company in connection with any Transactions or the approval or execution of any Transaction Document or associated corporate authorization or resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification
Notwithstanding any other provision of this Letter of Indemnification, an Indemnitee shall not be entitled to indemnification under this Letter of Indemnification:

(a)	to the extent such indemnification is not permitted by applicable laws; or

(b)
to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to RGHL any related payments claims under such insurance policy; or

(c)	to the extent that payment has or will be made to the relevant Indemnitee by the relevant Indemnitee Company or any affiliate of RGHL otherwise than pursuant to this Letter of Indemnification.

4.	Indemnification Procedure

1.
To qualify for indemnification under this Letter of Indemnity, each Indemnitee shall give RGHL notice in writing (including by e-mail or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter of Indemnification.

2.
To obtain indemnification payments or advances under this Letter of Indemnification, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee.

3.	Subject to clauses 4.2 and 4.4, RGHL shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

4.
Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to RGHL any related payments claims under such insurance policy. However this clause 4.4 does not affect the Indemnitee’s right to indemnification under clause 2 above.

5.	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter of Indemnification where he fails to give notice within the period specified in clause 4.4.

5.	Severability
If any provision or provisions of this Letter of Indemnification shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter of Indemnification and this Letter of Indemnification shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing Law and Jurisdiction
This Letter of Indemnification shall be governed by and its provisions construed in accordance with Austrian law. For the benefit of each Indemnitee, RGHL submits to the non-exclusive jurisdiction of the courts of Austria to settle any dispute arising out of or in connection with this Letter of Indemnification (including any dispute regarding the existence, validity or termination of this Letter of Indemnification).

7.	Amendments
No amendment or modification of this Letter of Indemnification shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter of Indemnification.

8.	Continuation of Agreement
This Letter of Indemnification shall remain in effect in favour and for the benefit of each Indemnitee with respect to any action or failure to act of such Indemnitee during the term of service of such Indemnitee as a Director of the relevant Indemnitee Company, whether or not the term of service of such Indemnitee has concluded.
IN WITNESS of which this Letter of Indemnification has been executed and has been delivered on the dated stated at the beginning of this Letter of Indemnification for the benefit and in favour of each Indemnitee.
Reynolds Group Holdings Limited
/s/ Gregory Cole
Name: Gregory Cole
/s/ Secretary
Signature of Witness
Secretary
Occupation
Auckland
City of Residence

Schedule
Part A
Austrian Obligor
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co. KG
SIG Combibloc GmbH

Part B
List of Indemnitees

•	Marco Haussener

•	Rolf Stangl

•	Wolfgang Ornig

•	Holger Christian Dickers

•	Dieter Koch

•	Philipp Trixl

•	Heinz Gasser

•	Getraud Eder